[Seyfarth Shaw LLP Letterhead]

April 22, 2009

The Lou Holland Trust

One North Wacker Drive

Suite 700

Chicago, IL 60606

Re:	The Lou Holland Trust

Post-Effective Amendment Nos. 20 and 21 to the Registration Statement on Form N-1A, Registration Numbers 333-00935 and 811-07533

Dear Ladies and Gentlemen:

We have acted as counsel to The Lou Holland Trust, a Delaware statutory trust, regarding the federal securities laws applicable to the above-captioned Registration Statement. We hereby consent to the reference to us in the Registration Statement filed today with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SEYFARTH SHAW LLP

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